UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2007
Intervoice, Inc.
(Exact name of registrant as specified in its charter)

Texas	001-15045	75-1927578
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
17811 Waterview Parkway,
Dallas, Texas 75252
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (972) 454-8000
Not applicable
(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 13, 2007, the Board of Directors of Intervoice, Inc. (the “Company”) elected Charles E. McDonald to the position of Chief Accounting Officer. Prior to joining the Company, Mr. McDonald, age 50, was Senior Vice President and Chief Accounting Officer for Affiliated Computer Services, Inc., an information technology and business process outsourcing services company, from January 2003 to March 2007. He was employed by PricewaterhouseCoopers LLP, an independent accounting firm from 1994 to 2002, and held the title of Director from 1998 to December 2002. Mr. McDonald will earn a salary of $190,000 per year. He also received a $5,000 signing bonus.
     Upon his election, the Compensation Committee of the Board of Directors authorized a grant of an option to Mr. McDonald to acquire 50,000 shares of common stock under the Company’s 2007 Stock Incentive Plan. The effective date of the grant will be the third business day following the Company’s definitive earnings release for its second fiscal quarter ended August 31, 2007 (the “Grant Date”). The exercise price for the option will equal the closing price for the Company’s common stock on the Grant Date (the “Closing Price”), and the option will become exercisable in three substantially equal amounts on the first three anniversaries of the Grant Date.
     Upon Mr. McDonald’s election to the position of Chief Accounting Officer, the Compensation Committee of the Board of Directors also authorized a grant of restricted stock units (“RSUs”) to Mr. McDonald, effective on the Grant Date, under the Company’s 2007 Stock Incentive Plan. On the Grant Date, Mr. McDonald will receive 5,200 RSUs if the Closing Price is equal to or less than $8.09 or, if the Closing Price is greater than $8.09, Mr. McDonald will receive a number of RSUs equal to the quotient of $42,068 divided by the Closing Price. The RSUs will vest in three substantially equal amounts on the third business day following the Company’s definitive earnings release for each of its next three second fiscal quarters commencing with its fiscal quarter ending August 31, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERVOICE, INC.
By:	/s/ Dean C. Howell
Dean C. Howell
Senior Vice President and General Counsel

Date: September 14, 2007